Exhibit 10.67

CONFIDENTIAL MATERIALS HAVE BEEN OMITTED FROM THIS EXHIBIT PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAVE BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION. ASTERISKS DENOTE OMISSIONS.

AMENDMENT NO. 2 AND CONSENT

This Amendment No. 2 and Consent, dated as of November 4, 2002 (this “Consent”), to Amended and Restated Master Lease Agreement, dated as of March 8, 2002, as amended by Amendment No. 1 and Consent dated as of May 28, 2002 (as it may hereafter be further amended, restated or otherwise modified, the “Master Lease Agreement”) is entered into by and among SAVVIS Communications Corporation, a Missouri corporation, as Lessee (“Lessee”); the other lessors signatory thereto from time to time and General Electric Capital Corporation, as Lessor, and as Agent for Lessors (in such capacity “Agent”).

RECITALS

A.  Lessee has notified Agent and Lessors that Lessee and Savvis Procurement Corporation (“Savvis Procurement”) wish to sell certain personal property of Lessee and Savvis Procurement listed on Attachment 1 hereto (the “Sale Property”), and in connection therewith have executed that certain Revenue Sharing Consignment Agreement for Material Disposition between Somera Communications, Inc. (“Somera”), Savvis Procurement and Lessee dated as of July 15, 2002 as amended by Amendment No. 1 entered into as of October 21, 2002 (the “Consignment Agreement”) in substantially the form annexed hereto as Annex A (collectively, the execution of the Consignment Agreement and related documents are hereinafter referred to as the “Somera Sale Transaction”);

B.  Lessee has requested that Agent and Lessors consent to the Somera Sale Transaction, and Agent and Lessors are willing to do so pursuant to the terms and conditions set forth in this Consent;

C.  This Consent shall constitute a Credit Document and these Recitals shall be construed as part of this Consent.

NOW THEREFORE, in consideration of the premises and the mutual covenants hereinafter contained, and of the extensions of credit heretofore, now or hereafter made to, or for the benefit of, Lessee by Lessors, Lessee, Agent and Lessors hereby agree as follows:

        1. Definitions.  Except to the extent otherwise specified herein, capitalized terms used in this Consent shall have the same meanings ascribed to them in the Master Lease Agreement and Annex A thereto.

2. Consents and Other Agreements.  Subject to satisfaction of the conditions set forth in Section 3 hereof, Agent and Lessors hereby consent to the consummation of the Somera Sale Transaction upon the terms and conditions set forth in the Somera Sale Transaction Documents (as defined in Section 4.1 hereof), notwithstanding the provisions of Section 6.8 to the Master Lease Agreement, provided, that Lessee shall at all times be in compliance with the terms of the Credit Agreement, including but not limited to the terms of Section 6.8, as modified pursuant to this Consent and subject to Agent’s continuing lien until released as described in such Section 6.8.

3. Conditions Precedent to Effectiveness.  The effectiveness of the consents set forth in Section 2 hereof are subject to the satisfaction of each of the following conditions precedent:

3.1. Consent.  This Consent shall have been duly executed and delivered by Lessee, each other Credit Party, Agent and Lessors.

3.2. No Default.  After giving effect to this Consent, no Default or Event of Default shall have occurred and be continuing or would result from the consummation of any of the transactions contemplated hereby, and execution and delivery hereof by Lessee shall be deemed to constitute Lessee’s representation and warranty to Agent of the accuracy of the foregoing.

3.3. Somera Sale Transaction Documents.  Agent shall have received copies of all documents necessary or desirable to complete the Somera Sale Transaction (but excluding any immaterial certificates or corporate authorization documents and any other immaterial documents), which documents shall be in form and substance satisfactory to Agent and shall have been certified as true and correct copies of the Somera Sale Transaction Documents by an appropriate officer of Lessee.

3.4. Miscellaneous.  Agent and Lessors shall have received such other agreements, instruments and documents as Agent or Lessors may reasonably request.

4. Amendments to Master Lease Agreement.  Effective as of the date of execution and delivery of this Consent, the Master Lease Agreement is hereby amended as set forth in this Section 4.

4.1. A new section 3.29 is added to the Master Lease Agreement to read as follows:

“3.29 Somera Sale Transaction.

(a) Lessee has heretofore delivered to Agent true, correct and complete copies of (either executed or final forms prepared for execution, as appropriate) of the Consignment Agreement, together with all other agreements, instruments and documents executed and delivered in connection therewith, all exhibits, annexes and schedules thereto, and all amendments, modifications and supplements thereto (collectively, the “Somera Sale Transaction Documents”).

(b) The Somera Sale Transaction Documents set forth the entire agreement among the parties thereto with respect to the subject matter thereof. No party to the Somera Sale Transaction Documents has waived the fulfillment of any condition precedent set forth therein to the consummation of the transactions contemplated therein, no party has failed to perform any of its obligations thereunder or under any instrument or document executed and delivered in connection therewith, and nothing has come to the attention of Lessee or any other Credit Party that would cause it to believe that any of the representations or warranties contained in the Somera Sale Transaction Documents were false or misleading when made.

(c) Each applicable Savvis Party has the corporate power and authority to execute, deliver and perform its obligations under each of the Somera Sale Transaction Documents. Each of the execution and delivery by each applicable Savvis Party of each of the Somera Sale Transaction Documents has been duly authorized by all requisite corporate and stockholder action and will not violate any provision of applicable law, any order of any court or other agency of government, the Certificate of Incorporation or Bylaws of Lessee or any other Credit Party, or any provision of any indenture, agreement or other instrument to which Lessee or any Credit Party or their properties or assets is bound (other than the need for execution and delivery of the Consent and Amendment No. 2), or conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default, or result in the creation or imposition of any liens, claims, charges, restrictions, rights of others, security interests, prior assignments or other encumbrances in favor of any third Person upon any of the assets of Lessee or any of Credit Party.”

4.2. Section 6.8 (Sale of Stock and Assets) is amended by:

(i) deleting the word “and” immediately preceding clause (c) thereof and adding the following at the end of the proviso to clause (c) as a new clause (d) thereof:

“, and (d) the sale of personal property located at approximately [**] locations operated by [**] having an original equipment value of approximately [**] and as set forth on Attachment 1 attached hereto, pursuant to the Somera Sale Transaction Documents; provided however, that such sale or sales shall be subject to the Agent’s Lien thereon to be released only upon the terms set forth below and subject to the continuing Lien of Agent on the proceeds of any such sale or sales”;

(ii) by adding the following at the end of the second sentence thereof:

“, provided, that, with respect to any disposition permitted pursuant to clause (d) above, Agent agrees to release its Lien on such assets and transfer title thereto to the applicable party concurrently with receipt by Agent of all of the proceeds received by Lessee, which release and transfer shall be without any representation, warranty or recourse of any kind to Agent, and provided,further that Lessee shall, concurrently with any such disposition, pay or cause to be paid all of the proceeds received by Lessee pursuant to the Consignment Agreement to Agent (provided that no such payment shall be made to Agent in increments of less than [**] other than any final payment, which may be an amount less than [**]) and such proceeds shall be applied as required under Section 1.2(a)(i).”

and (iii) replacing the word “or” immediately preceding clause “(c)”, and adding “and (d)” immediately following the clause “(c)” in the last sentence thereof.

4.3. A new Section 6.28 is added to read as follows:

“6.28 Somera Sale Transaction. (a) Lessee shall not change, amend, permit the amendment of, waive or otherwise modify or suffer to modify any term of any of the documents evidencing the Somera Sale Transaction, other than any immaterial amendment or modification thereof that could not be adverse to the rights of Lessee or the rights and remedies of Agent.

(b) Lessee shall not fail to deliver to Agent a copy of each Settlement Report received by Lessee pursuant to Section 4.2 of the Consignment Agreement promptly upon receipt thereof by Lessee.”

4.4. Annex A to the Master Lease Agreement is hereby amended by adding the following definitions in alphabetical order:

“Consent and Amendment No.2” means that certain Consent and Amendment No.2 dated November 4, 2002.

“Somera Sale Transaction” means, collectively, the execution of the Consignment Agreement and related documents.

“Somera Sale Transaction Documents” has the meaning given such term in Section 3.29 hereof.

5. Reference to and Effect Upon the Master Lease Agreement and other Credit Documents.

5.1. Except for the specific consents and amendments provided for in Sections 2 and 4 above, the Master Lease Agreement and each other Credit Document shall remain in full force and effect in accordance with its terms and each is hereby ratified and confirmed.

5.2. The execution, delivery and effect of this Consent shall be limited precisely as written and shall not be deemed to (i) be a consent to any waiver of any term or condition (except for the specific consents in Section 2 above), or to any amendment or modification of any term or condition (except as amended in Section 4 above), of the Master Lease Agreement or any other Credit Document or (ii) prejudice any right, power or remedy

[**] CONFIDENTIAL TREATMENT REQUESTED

which Agent or Lessors now have or may have in the future under or in connection with the Master Lease Agreement or any other Credit Document.

5.3. Nothing contained herein nor in any other communication between or among Agent, Lessors, Lessee or any other Credit Party shall be deemed to constitute or be construed as (i) a waiver or release of any of Agent’s or Lessors’ rights or remedies against Lessee, any other Credit Party or any other party to the Credit Documents or pursuant to applicable law, (ii) a course of dealing obligating Agent or Lessors to provide any accommodations, financial or otherwise, to Lessee or any other Credit Party at any time or (iii) a commitment or any agreement to make a commitment with respect to any possible waiver or other modification of the terms provided in the Master Lease Agreement or any other Credit Document.

6. Acknowledgment and Consent of Credit Parties.  Each Credit Party hereby consents to this Consent and hereby confirms and agrees that (a) notwithstanding the effectiveness of this Consent, each other Credit Document to which it is a party is, and shall continue to be, in full force and effect and is hereby ratified and confirmed in all respects, and (b) the Collateral Documents to which such Credit Party is a party and all of the Collateral described therein do, and shall continue to, secure the payment of all of the Secured Obligations (in each case, as defined therein).

7. Counterparts.  This Consent may be executed in any number of counterparts, each of which when so executed shall be deemed an original but all such counterparts shall constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this Consent by telecopier shall be as effective as delivery of a manually executed counterpart signature page to this Consent.

8. Costs and Expenses.  As provided in Section 11.3 of the Master Lease Agreement, Lessee shall pay on demand the fees, costs and expenses incurred by Agent in connection with the preparation, execution and delivery of this Consent (including, without limitation, attorneys’ fees).

9. GOVERNING LAW.  THIS CONSENT SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE INTERNAL LAWS (AS OPPOSED TO CONFLICTS OF LAW PROVISIONS) OF THE STATE OF NEW YORK.

10. Headings.  Section headings in this Consent are included herein for convenience of reference only and shall not constitute a part of this Consent for any other purpose.

[Signature Pages Follow]

IN WITNESS WHEREOF, this Consent has been duly executed as of the date first written above.

LESSEE:

SAVVIS COMMUNICATIONS CORPORATION, a Missouri corporation

By:	/s/ LANE H. BLUMENFELD
Name:	Lane H. Blumenfeld
Title:	Vice President and Acting General Counsel

GENERAL ELECTRIC CAPITAL CORPORATION,

as Agent and Lessor

By:	/s/ ROBERT WOTTEN
Duly Authorized Signatory

The following Persons are signatories to this Consent in their capacity as Credit Parties.

SAVVIS COMMUNICATIONS CORPORATION, a Delaware corporation

By:	/s/ LANE H. BLUMENFELD
Name:	Lane H. Blumenfeld
Title:	Vice President and Acting General Counsel

SAVVIS PROCUREMENT CORPORATION,
a Delaware corporation

By:	/s/ LANE H. BLUMENFELD
Name:	Lane H. Blumenfeld
Title:	Vice President and Acting General Counsel

SAVVIS COMMUNICATIONS INTERNATIONAL, INC., a Delaware corporation

By:	/s/ LANE H. BLUMENFELD
Name:	Lane H. Blumenfeld
Title:	Vice President and Acting General Counsel

GLOBAL NETWORK ASSETS, LLC,
a Delaware limited liability company

By:	/s/ LANE H. BLUMENFELD
Name:	Lane H. Blumenfeld
Title:	Vice President and Acting General Counsel

[logo] SOMERA

YOUR TELECOM SOLUTIONS RESOURCE

REVENUE SHARING CONSIGNMENT AGREEMENT FOR

MATERIAL DISPOSITION

This AGREEMENT, dated as of July 15, 2002 (the “Effective Date”) is between Somera Communications, Inc. (“Somera Communications”), a Delaware corporation with offices at 5383 Hollister Ave. Suite 240, Santa Barbara, CA 93111 and SAVVIS Communications Corporation (“Client”), a Missouri corporation with offices located at 12851 Worldgate Drive, Herndon, Virginia, USA 201702.

RECITALS:

WHEREAS, Somera Communications is a distributor of used, refurbished and new surplus telecommunications equipment whose services include the material management and equipment processing, environmental disposition, re-marketing and sales of a broad range of electronic components, sub-assemblies, and systems;

WHEREAS, Client is a user, distributor and/or manufacturer of telecommunication and electronic equipment, (systems and subsystems) and has a need for the services provided by Somera Communications; and

WHEREAS, Client desires to sell, and Somera Communications desires to provide resale services (the “Services, as defined below”) for certain telecommunications and electronic equipment (the “Materials”) on the terms and conditions set forth herein. Somera Communications, Inc. may use a subsidiary for sales and marketing purposes. Sales price under this agreement shall refer to sales made to unrelated third parties;

NOW THEREFORE, the parties hereto agree as follows:

1.0 MATERIAL DISPOSITION SERVICES:

1.1	Client does not guarantee to provide a minimum quantity of Materials during the term of this Agreement, however, Somera Communications will have the discretion to determine a minimum quantity to be shipped from Client to Somera Communications for each purchase order. Client agrees to provide a list of Materials to be included as consignment for Somera Communications to review. Somera Communications will have the discretion to determine appropriateness of items to be included as consignment from Client and may, without liability, reject any item or items not deemed appropriate for the program.

1.2	Somera Communications and Client may arrange for the pickup/delivery of the Materials and relocate them to Somera Communications’s designated facility. Somera Communications will perform a physical inventory count of all items including systems, parts, options, and configuration details as mutually agreed to between Somera Communications and Client. Somera Communications may inspect the Material to determine the feasibility for this program and Somera Communications may reject any Material deemed not feasible for this program or that is not listed on specific purchase orders.

Somera Communications may also perform certain other pre-sale processing, which may include testing, reconfiguring, refurbishing and repair as determined economically appropriate (collectively, the “Services”), all as more particularly described in Schedule “A” attached hereto. Material will be sold by Somera Communications pursuant to Somera Communications’s normal marketing system.

Somera Communications will use reasonable efforts to dispose of failed, unsold and unmarketable Materials in an environmentally acceptable manner, or return said Materials to Client, at Client’s direction and expense. Materials that are not non-conforming to this Agreement will be handled by Somera Communications according to Paragraph 1.4 hereof.

1.3	Client shall have the option at any time to witness the Services of Somera Communications as it pertains to this Agreement, by giving reasonable advanced notice to Somera Communications. Cost and expenses incurred by Client in witnessing the procedure shall be borne by Client.

1.4	For Materials received by Somera Communications which are non-conforming to this contract, Somera Communications may at its sole option, (I) return such non-conforming Materials to Client at Client’s expense, or (II) dispose of such Materials properly and charge the Client the full cost of the disposal plus any additional handling costs incurred by Somera Communications, provided that Somera Communications notifies Client first giving Client the opportunity to have the Material sent to Client at Client’s expense. Examples may include: plastic, paper products, sheet metal, empty cable spools, batteries etc.

1.5	Somera Communications shall be entitled to sell the Materials to third parties at such prices, terms and conditions and perform such services with respect to any particular materials, in its sole discretion, as it believes are appropriate.

2.0 TERM

2.1	The term of this Agreement will commence on the Effective Date and will continue for one (1) year unless earlier terminated in accordance with the provisions of the Agreement.

2.1.1	Either party may terminate this Agreement upon notice to the other if the other party fails, upon thirty (30) days written notice of breach from the non-breaching party, to remedy a material breach of this Agreement. In addition, either party may terminate this Agreement upon notice to the other without cause, and for any reason, upon ninety (90) days written notice to the other party.

2.2	After one hundred and twenty (120 days) from the receipt of Materials, a thirty (30) day decision making period will begin when Somera Communications will provide Client a list of Materials remaining at Somera Communcations’ facility and a recommended disposition plan which may include, but is not limited to, return, scrap or hold for resale. After this thirty-day decision period, storage costs on Materials not remarketed may be incurred by Somera Communications and such costs will be charged to the Client, unless Client agrees to have equipment returned to Client or scrapped. Such storage costs shall be reasonable. If Somera Communications wishes to continue to hold the Material for remainder of the one (1) year Agreement than no storage charges will apply.

2.3	Upon termination or expiration of this Agreement, all unsold Material will be returned to the Client in the same manner as non-conforming Materials as set forth in Article 1 Client shall reimburse Somera Communications for all reasonable, documented and actual expenses incurred for Materials that have not been sold and for which no settlement has been made between the parties. Somera Communications shall issue a final Settlement Report and forward any undistributed portion of the proceeds to Client as due under the terms of this Agreement.

3.0 DELIVERY

3.1	Client will arrange for the Materials to be available to Somera Communications for pick-up by common carrier or to be available for de-installation from the Client’s or user site(s) as specified by Somera Communications’s purchase order agreed to by the parties. Client agrees to pay for the reasonable, actual and documented costs of de-installation and readying for shipment (if the Materials are currently installed) and transportation per the Program Costs in Schedule D.

3.2	Risk of loss or damage will pass from Client to Somera Communications upon receipt and inspection at a Somera facility, unless damage is caused to the Material during the de-installation process or routing process, in which case the damage or loss shall be Somera Communications’ responsibility. Goods stored at a Somera location will be insured for replacement cost.

4.0 PAYMENT TERMS

4.1	The amount to be paid by Somera Communications to Client (the “Proceeds”) with respect to this Agreement will be calculated in accordance with Schedule “B” attached hereto.

4.2	A report (“Settlement Report”) will be prepared by Somera Communications for each calendar monthly period (“Settlement Period”) during the term of this Agreement in which revenues, shipping costs, processing charges, or repair/reconditioning charges are collected. The Settlement Report will detail the transactions associated with the Client Materials for that monthly period. The Settlement Report for a monthly period will be provided within 15 calendar days of the end of the monthly period.

4.3	Somera Communications will issue credit to Client for an amount determined in accordance with Schedule B. Credit is defined as monies available to Client to offset de-installation or other Services from Somera Communications. To the extent such credit is greater than the cost of the Services, Somera shall pay by check or wire transfer to Client any monies still owed. Payment will be made no later than 15 calendar days from the issuance of the settlement report.

4.4	Following the termination or expiration of this Agreement for any reason, Somera Communications will provide Client with a bid for any Materials that are in Somera Communications’s possession and have not been disposed of or sold. Client will then be entitled to either (I) accept in writing the return of such remaining Materials from Somera Communications (including associated shipping and handling charges), provided that Client will not be billed for any associated shipping and handling charges in the event this Agreement is terminated by Somera Communications without cause or by Client as a result of Somera Communications breach of its obligation set forth herein or, (II) accept in writing the Somera Communications’s bid for the remaining Materials and Somera shall thereafter make prompt payment of any amounts owed to Client. Upon any purchase by Somera Communications of Materials hereunder, title shall transfer from Client to Somera upon receipt of payment or other consideration for the Materials.

5 WARRANTIES; LIMITATION OF LIABILITY; INDEMNIFICATION

5.1	SOMERA COMMUNICATIONS WARRANTS THAT IT WILL PERFORM ITS RESPONSIBILITIES SET FORTH IN THIS AGREEMENT IN A PROFESSIONAL AND WORKMANLIKE MANNER. MOREOVER, SOMERA COMMUNICATIONS WARRANTS AND REPRESENTS THAT IT WILL TRANSPORT, STORE AND HANDLE THE MATERIALS IN ACCORDANCE WITH ANY FEDERAL, STATE AND LOCAL LAWS OR REGULATIONS INCLUDING BUT NOT LIMITED TO THOSE CONCERNING THE ENVIRONMENT, AND OTHERWISE USE REASONABLE CARE IN TRANSPORTING, STORING AND HANDLING SUCH MATERIALS. EXCEPT AS SET FORTH IN THIS AGREEMENT, NO WARRANTIES OR REPRESENTATIONS OF ANY KIND, EXPRESS, OR IMPLIED, ARE MADE BY CLIENT OR SOMERA COMMUNICATIONS WITH RESPECT TO THE MATERIALS OR THE SERVICES, INCLUDING WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

5.2	IN THE EVENT EITHER PARTY IS LIABLE TO THE OTHER FOR ANY

MATTER RELATING TO OR ARISING IN CONNECTION WITH THIS AGREEMENT, WHETHER ARISING IN CONTRACT, EQUITY, OR TORT, (INCLUDING WITHOUT LIMITATION NEGLIGENCE), AND IN ADDITION TO ANY OTHER LIMITATION OF LIABILITY OR REMEDY SET FORTH IN THIS AGREEMENT, THE AMOUNT OF DAMAGES RECOVERABLE AGAINST THAT PARTY FOR ALL SUCH MATTERS SHALL NOT EXCEED THE LESSER GREATER OF (I) THE ACTUAL DAMAGES CAUSED A PARTY OR (II) THE AGGREGATE AMOUNT THEN PREVIOUSLY PAID TO CLIENT BY SOMERA COMMUNICATIONS PURSUANT TO THIS AGREEMENT, WHICH SHALL INCLUDE ANY OFF-SET AMOUNT. EXCEPT FOR DAMAGES ARISING OUT OF PROPERTY DAMAGE, PERSONAL INJURY OR A PARTY’S NEGLIGENCE OR WILLFUL MISCONDUCT, IN NO EVENT SHALL THE MEASURE OF DAMAGES INCLUDE, NOR WILL EITHER PARTY BE LIABLE FOR, ANY AMOUNT (I) FOR ANY PUNITIVE, INDIRECT, INCIDENTAL, OR CONSEQUENTIAL DAMAGES, INCLUDING LOST PROFITS, LOST INCOME, OR LOST SAVINGS, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, OR (II) WITH RESPECT TO CLAIMS AGAINST SUCH PARTY BY ANY THIRD PARTY.

5.3	Client represents and warrants that it has good and marketable title to the Materials subject to this Agreement, that the Materials are not subject to any liens or encumbrances and further that Client has all consents, approvals and authority necessary for the transactions contemplated by this Agreement and for entering into the Agreement

6 GENERAL

6.1	Each party agrees to keep confidential the terms and provisions of this Agreement and any nonpublic information which has been identified in writing as confidential or as reasonably understood by the receiving party to be proprietary and confidential based on the circumstances of the disclosures or the nature of the information itself. Somera Communications may refer to this Agreement and the Client in general advertising, sales and press material; provided that Somera Communications receives prior written permission from Client’s Marketing Department.

6.2	Jurisdiction and venue in any action concerning this Agreement, or related to this Agreement, shall be Herndon, VA.

6.3	Neither party will be liable to the other or deemed in default for failure to perform any of its obligations under this Agreement for any period and to the extent that such failure results, in whole or in part, from causes beyond its reasonable control.

6.4	Service of notices permitted or required to be given by this Agreement will be deemed effective when delivered personally or on the fifth day after posting, if mailed by registered or certified mail, postage prepaid, and addressed to such party at the address therefore set forth above. Either party may change its address for notification purposes at any time by notifying the other party of such change pursuant to this Section.

6.5	No Amendment to this Agreement will be valid unless such an amendment is in writing and is executed by the party against which such amendment is sought to be enforced.

6.6	Neither party may assign this Agreement without the prior written consent of the other party, which shall not be unreasonably withheld, conditioned, delayed, or denied, except that Client, upon notice to Somera Communications, shall have the right to assign its rights or obligations to any entity controlled by, controlling or under common control of Client, or any entity into which Client may be merged or consolidated or which purchases all of substantially all of the assets of Client.

6.7	This Agreement will be governed by and construed in accordance with the laws, other than choice of law rules, of the Commonwealth of Virginia. The U.N. Convention for the International Sale of Goods shall not govern or otherwise be applied to this Agreement.

6.8	This Agreement represents the entire agreement between the parties with respect to the subject matter of this Agreement and supercedes all prior oral and written proposals and communications relating thereto.

IN WITNESS WHEREOF, Somera Communications and Client have each caused this Agreement to be signed by its duly authorized representatives, all effective as of the Effective Date.

SOMERA COMMUNICATIONS, INC.

By:	/s/ ABE RODRIGUEZ
Name:	Abe Rodriguez
Title:	SR VP
Date:	8-02-02

SAVVIS PROCUREMENT CORPORATION

By:	/s/ RICHARD G. BUBENIK
Name:	Richard G. Bubenik
Title:	CTO & EVP-Engineering
Date:	July 26, 2002

A-1

SCHEDULE A

SERVICES

Step 1: Processing and Inventory

Somera Communications will process the Materials in accordance with the previsions of the agreement and will provide to Client an inventory of all marketable Materials received from Client as stated on the Receiving and/or Settlement Report(s).

Step 2: Evaluating and Presale Processing

Somera Communications will evaluate, assemble, disassemble, test, repair, recondition, scrap and otherwise process materials as needed on a per item basis, as it deems appropriate to maximize the financial return for both the Client and Somera Communications.

Step 3: Marketing

Somera Communications will market the Materials to its customers as it deems appropriate to provide maximum visibility of material to appropriate markets.

B-1

SCHEDULE B

SETTLEMENT AND FEE CALCULATIONS

A. Settlement Period shall be one calendar month.

B. Calculation of Settlement:

1.	The Settlement for each Sale of Materials (s) received from Client under this Agreement shall be calculated for each Settlement Period as follows:

a)	The Gross Sales Receipts (revenue) collected for the sale of all Material sold by Reseller, net of Returns, during the Settlement Period (“the Proceeds”); multiplied by:

b)	The Clients portion of the applicable Revenue Sharing Ratio as defined in C-1, Schedule C: minus

c)	The total program costs as defined and agreed to in D-1, Schedule D.

2.	Somera Communications shall receive its payment of the Gross Sales Receipts from the remaining percentage of the applicable Revenue Sharing Ratio as defined in C-1, Schedule C.

3.	Payments to Client under this agreement will be in the form of cash to apply against any de-installation charges. Upon payment of all dc-installation charges owed to Somera Communications, Client will receive cash for re-imbursement.

C-I

Schedule C

REVENUE SHARING RATIOS

(PROCEEDS DISTRIBUTION FORMULA)

The Revenue Sharing Ratios as of the Effective Date are as follows:

GROSS SALES RECEIPTS	PERCENTAGE PAID TO CLIENT

Resale of Material	[**]

[**] CONFIDENTIAL TREATMENT REQUESTED

D-I

SCHEDULE D

PROGRAM COST DETAIL

A. Program costs:

1. De-installation and inbound transportation cost from client’s location to Somera Communications’s location.

[**] per site as defined by list of equipment to be included in agreement

2. Material testing costs.

If necessary and to be mutually agreed upon by the parties.

3. Refurbishment costs.

If necessary and to be mutually agreed upon by the parties.

Dismantling labor costs.

If necessary and to be mutually agreed upon by the parties.

The charges to scrap unmarketable and non-conforming material. Such charges to be mutually agreed upon by the parties.

[**] CONFIDENTIAL TREATMENT REQUESTED

Exhibit A

[**]

[**] CONFIDENTIAL TREATMENT REQUESTED

[somera Logo]

AMENDMENT NO. 1

TO

REVENUE SHARING CONSIGNMENT AGREEMENT

FOR MATERIAL DISPOSITION

Thus Amendment No. 1 (“Amendment”) entered into as of this 21st day of October 2002 (the “Effective Date”) shall amend the Revenue Sharing Consignment Agreement for Material Disposition dated July 15, 2002 (the “Agreement”) by and between SAVVIS Communications Corporation (“Client”) and Somera Communications, Inc. (“Somera Communications”).

1.	All capitalized terms used in this letter of amendment shall have the meanings set forth in the Agreement.

2.	The SAVVIS party in the Agreement was incorrectly named and shall be changed (which change shall be dated back to the Effective Date of the Agreement) from SAVVIS Communications Corporation, a Missouri corporation to Savvis Procurement Corporation, a Delaware Corporation. The party to the Agreement, as amended herein, shall be changed from Somera Communications, Inc. to Somera Communications Sales, Inc.

3.	Schedule D is hereby amended to a) change the de-installation cost per site as set forth in Paragraph 1 of Schedule D to [**] per site and b) to provide that Equipment reasonably deemed as scrap by Client will be disposed of by Somera Communications (or its agent or subcontractor on behalf of Somera Communications) at no charge to Client; provided, however, a reasonable additional charge to Client may be applied by Somera Communications for Equipment or other materials that are classified by industry standard as hazardous materials (e.g., batteries). Costs to return excess materials (i.e., all non-Optera equipment, as well as that Optera equipment previously identified by Client as its having a specific interest in) from TDB’s warehouse in Lenexa, Kansas to SAVVIS warehouse in St. Louis, Missouri will be borne [**] by the parties. This list of equipment is attached hereto and incorporated herein as Exhibit A.

4.	Except as otherwise expressly amended by this letter of amendment, the Agreement remains in full force and effect in accordance with its terms.

[**] CONFIDENTIAL TREATMENT REQUESTED

SOMERA COMMUNICATIONS, INC.

By:	/s/ JASON KELLY
Title:	Director — Product Line Management

SOMERA COMMUNICATIONS SALES, INC.

By:	/s/ JASON KELLY
Title:	Director — Product Line Management

SAVVIS COMMUNICATIONS CORPORATION

By:	/s/ LANE H. BLUMENFELD
Name:	Lane H. Blumenfeld
Title:	Vice President and Acting General Counsel

SAVVIS PROCUREMENT CORPORATION

By:	/s/ LANE H. BLUMENFELD
Name:	Lane H. Blumenfeld
Title:	Vice President and Acting General Counsel

EXHIBIT A

[See Attached]

[**]

[**] CONFIDENTIAL TREATMENT REQUESTED